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                                                                      EXHIBIT(i)

                     [Letterhead of Dechert Price & Rhoads]

                                October 22, 1999

PIMCO Funds: Pacific Investment Management Series
840 Newport Center Drive
Newport Beach, California 92660

     Re:   PIMCO Funds: Pacific Investment Management Series
           (File Nos. 33-12113 and 811-5028)
           -------------------------------------------------

Dear Sirs:

     We have examined such documents and records as we deemed necessary to render this opinion. Based upon the foregoing, we are of the opinion that the shares to be sold pursuant to the Registration Statement of PIMCO Funds: Pacific Investment Management Series (the "Trust"), when paid for as contemplated in the Trust's Registration Statement, will be legally and validly issued, fully paid and non-assessable by the Trust .

     We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 51 to the Trust's Registration Statement, and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.



                                            Very truly yours,

                                            /s/ Dechert Price & Rhoads